Exhibit 99.1

Contacts:
Jennifer Haslip
Senior Vice President and CFO
Universal Technical Institute, Inc.
(623) 445-9402

Universal Technical Institute, Inc. Clarifies Fiscal 2007 impact of Cost Savings Related to a Reduction in Force

PHOENIX, September 28, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, announced a reduction in force that was effective September 27, 2006.  As reported yesterday, the event is expected to increase costs in fiscal 2006 by $1.2 million and provide cost savings in fiscal 2007 of approximately $4.2 to $4.5 million.  It is expected that these cost savings will be reinvested in sales and marketing efforts during fiscal 2007 to increase capacity utilization.  As such, it is unrealistic to expect the savings to significantly improve net income in fiscal 2007 due to the timing lag between lead generation and anticipated student starts.

“We are committed to investing in our sales and marketing efforts which is expected to offset the cost savings associated with our recent reduction in force.  Although we have reported and continue to see positive trends in our lead flow, these investments take time to materialize into operating profit.  The majority of the benefit is expected to be seen at the latter part of fiscal 2007 and into fiscal 2008 once we achieve higher capacity utilization rates.  This will allow us to repeat the cycle of starts where we did not achieve year on year growth.  As such, we do not believe the favorable cost savings from our reduction in force will significantly contribute to net income during fiscal 2007,” commented Kimberly McWaters, President and Chief Executive Officer.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low employment.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.